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                 STRUCTURED ADJUSTABLE RATE MORTGAGE LOAN TRUST
              MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2005-16XS


                                 TERMS AGREEMENT


                                                            Dated: July 27, 2005


To: Structured Asset Securities Corporation, as Depositor under the Trust Agreement dated as of July 1, 2005 (the "Trust Agreement").

Re: Underwriting Agreement Standard Terms dated as of April 16, 1996 (the "Standard Terms," and together with this Terms Agreement, the "Agreement").

Series Designation:  Series 2005-16XS.

Terms of the Series 2005-16XS Certificates: Structured Adjustable Rate Mortgage Loan, Series 2005-16XS Mortgage Pass-Through Certificates, Class A1, Class A2A, Class A2B, Class A3, Class M1, Class M2, Class M3, Class X and Class R (the "Certificates") will evidence, in the aggregate, the entire beneficial ownership interest in a trust fund (the "Trust Fund"). The primary assets of the Trust Fund consist of a pool of adjustable rate, conventional, first lien, negative amortization residential mortgage loans (the "Mortgage Loans"). Only the Class A1, Class A2A, Class A2B, Class A3, Class M1, Class M2 and Class M3 (the "Offered Certificates") are being sold pursuant to the terms hereof.

Registration Statement: File Number 333-120575.

Certificate Ratings: It is a condition of Closing that at the Closing Date the Class A1, Class A2A, Class A2B and Class A3 Certificates be rated "AAA" by Standard & Poor's, A division of The McGraw-Hill Companies, Inc. ("S&P"), and "Aaa" by Moody's Investors Service, Inc. ("Moody's" and together with S&P, the "Rating Agencies"); the Class M1 Certificates be rated "Aa2" by Moody's; the Class M2 Certificates be rated "A2" by Moody's; and the Class M3 Certificates be rated "Baa2" by Moody's.

Terms of Sale of Offered Certificates: The Depositor agrees to sell to Lehman Brothers Inc., (the "Underwriter") and the Underwriter agrees to purchase from the Depositor, the Offered Certificates in the principal amounts and prices set forth on Schedule 1 annexed hereto. The purchase price for the Offered Certificates shall be the Purchase Price Percentage set forth in Schedule 1 plus accrued interest at the initial interest rate per annum from and including the Cutoff Date up to, but not including, the Closing Date.

The Underwriter will offer the Offered Certificates to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

Cut-off Date: July 1, 2005.

Closing Date: 10:00 A.M., New York time, on or about July 29, 2005. On the Closing Date, the Depositor will deliver the Offered Certificates to the Underwriter against payment therefore for the account of the Underwriter.

                      [SIGNATURE PAGE IMMEDIATELY FOLLOWS]

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If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Depositor and the Underwriter in accordance with its terms.


                                                     LEHMAN BROTHERS INC.


                                                     By:
                                                        ---------------------
                                                        Name:  Mary Stone
                                                        Title: Vice President
Accepted:

STRUCTURED ASSET SECURITIES
CORPORATION


By:
   --------------------------
   Name:  Michael C. Hitzmann
   Title: Vice President



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                                   Schedule 1


                          Initial
                        Certificate
                         Principal      Certificate Interest     Purchase Price
         Class           Amount(1)             Rate               Percentage
--------------------------------------------------------------------------------
A1                     $471,836,000         Variable(2)               100%
A2A                    $200,000,000         Variable(2)               100%
A2B                     $64,077,000         Variable(2)               100%
A3                      $88,256,000         Variable(2)               100%
M1                      $45,736,000         Variable(2)               100%
M2                      $18,113,000         Variable(2)               100%
M3                      $14,943,000         Variable(2)               100%

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(1) These balances are approximate, as described in the prospectus supplement.

(2) These certificates will accrue interest based on adjustable interest rates, as described in the prospectus supplement.